INVESTMENT COMPANY ACT FILE NO. 811-22764
U.S. SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549
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FORM N-2
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940    ☒
AMENDMENT NO. 2    ☒
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CPG CARLYLE MASTER FUND, LLC
 (Exact Name of Registrant as Specified in its Charter)
805 Third Avenue
New York, New York  10022
 (Address of Principal Executive Offices)
Registrant's Telephone Number, including Area Code:  (212) 317-9200
Mitchell A. Tanzman
c/o Central Park Advisers, LLC
805 Third Avenue
 New York, New York  10022
COPY TO:
Gary L. Granik, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
 New York, New York 10038-4982
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Explanatory Note
This Amendment to the Registrant's Registration Statement on Form N-2 (File No. 811-22764) (the "Registration Statement") is being filed solely to file an Amended and Restated Limited Liability Company Agreement, a Form of Amended and Restated Custody Agreement and Form of Administration, Fund Accounting and Recordkeeping Agreement, the Code of Ethics of the Registrant and the Code of Ethics of Central Park Advisers, LLC as Exhibits (a)(2), (j), (k), (r)(1) and (r)(2), respectively, to Item 25 of the Registration Statement.  This Amendment does not modify any other part of the Registration Statement.

PART C.  Other Information

Item 25.  Financial Statements and Exhibits.

1.	Financial Statements:
The audited financial statements of the Registrant for its most recent fiscal year ended March 31, including the reports of the Registrant's independent registered public accounting firm, are presented in the Registrant's Annual Report for its most recent fiscal year-end.

2.	Exhibits:

	(a)(1)	Certificate of Formation(1)

	(a)(2)	Amended and Restated Limited Liability Company Agreement, dated November 5, 2015*

	(b)	Not Applicable.

	(c)	Not Applicable.

	(d)	See Item 25(2)(a)(2).

	(e)	Not Applicable.

	(f)	Not Applicable.

	(g)	Form of Investment Advisory Agreement(2)

	(h)	Not Applicable.

	(i)	Not Applicable.

	(j)	Form of Amended and Restated Custody Agreement*

	(k)	Form of Administration, Fund Accounting and Recordkeeping Agreement*

	(l)	Not Applicable.

	(m)	Not Applicable.

	(n)	Not Applicable.

	(o)	Not Applicable.

	(p)	Not Applicable.

	(q)	Not Applicable.

	(r)(1)	Code of Ethics of CPG Carlyle Master Fund, LLC*

	(r)(2)	Code of Ethics of Central Park Advisers, LLC*
__________________________
*            Filed herewith.
(1)	Incorporated by reference to Exhibit (a)(1) of the Registration Statement on Form N-2 (Reg. No. 811-22764), filed on October 30, 2012.
(2)	Incorporated by reference to Exhibit (g) of Amendment No. 1 to the Registration Statement on Form N-2 (Reg. No. 811-22764), filed on January 11, 2013 ("Amendment No. 1").
Item 26.  Marketing Arrangements: Not Applicable.
Item 27.  Other Expenses of Issuance and Distribution:*

Legal fees
Printing
Miscellaneous

Total

__________________________
*	Incorporated by reference to Amendment No. 1.

Item 28.  Persons Controlled by or Under Common Control with Registrant:
No person is directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Central Park Advisers, LLC, the adviser of the Registrant (the "Adviser").  Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the "SEC") (File No. 801-67480), and is incorporated herein by reference.
Item 29.  Number of Holders of Securities as of December 1, 2015:
Title of Class	Number of Record Holders

Limited Liability Company Interests	2

Item 30.  Indemnification:

Reference is made to Section 3.7 of the Registrant's Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), filed as Exhibit (a)(2) hereto, and to Paragraph 7 of the Registrant's Investment Advisory Agreement (the "Investment Advisory Agreement"), filed as Exhibit (g) to Amendment No. 1.  The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Advisory Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.
The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position.  However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.
Item 31.  Business and Other Connections of Investment Adviser:
A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Confidential Memorandum in the section entitled "Management of the Fund."  Information as to the members and officers of the Adviser is included in its Form ADV as filed with the SEC (File No. 801-67480), and is incorporated herein by reference.
Item 32.  Location of Accounts and Records:
UMB Fund Services, Inc., the Registrant's administrator, maintains certain required accounting related and financial books and records of the Registrant at 235 West Galena Street, Milwaukee, Wisconsin 53212.  The other required books and records are maintained by Central Park Advisers, LLC, 805 Third Avenue, New York, New York 10022.
Item 33.  Management Services:  Not Applicable.
Item 34.  Undertakings:  Not Applicable.
SIGNATURES
Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16th day of December, 2015.
CPG CARLYLE MASTER FUND, LLC

By:	/s/ Mitchell A. Tanzman
Mitchell A. Tanzman
Authorized Person

EXHIBIT INDEX

(a)(2)	Amended and Restated Limited Liability Company Agreement

(j)	Form of Amended and Restated Custody Agreement

(k)	Form of Administration, Fund Accounting and Recordkeeping Agreement

(r)(1)	Code of Ethics of CPG Carlyle Master Fund, LLC

(r)(2)	Code of Ethics of Central Park Advisers, LLC